As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-76378

333-46224

333-31982

333-94641

333-82089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-76378

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-46224

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-31982

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-94641

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-82089

UNDER

THE SECURITIES ACT OF 1933

ATMI, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1481060
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

c/o Entegris, Inc.

129 Concord Road

Billerica, Massachusetts 01821

(978) 436-6500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Peter W. Walcott

Senior Vice President, General Counsel and Secretary

Entegris, Inc.

129 Concord Road

Billerica, Massachusetts 01821

(978) 436-6500

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

Craig E. Marcus, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by ATMI, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company and all participations, registered under the following Registration Statements on Form S-3 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-76378), filed with the Commission on January 7, 2002, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on February 19, 2002, pertaining to the registration of $115,000,000 in 5.25% convertible subordinated notes due on November 15, 2006 (the “Notes”) and 5,183,096 shares of Common Stock of the Company, issuable upon conversion of the Notes.

•	Registration Statement on Form S-3 (No. 333-46224), filed with the Commission on September 20, 2000, pertaining to the registration of 369,505 shares of Common Stock of the Company.

•	Registration Statement on Form S-3 (No. 333-31982), filed with the Commission on March 8, 2000, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on March 16, 2000, pertaining to the registration of 3,565,000 shares of Common Stock of the Company.

•	Registration Statement on Form S-3 (No. 333-94641), filed with the Commission on January 14, 2000, pertaining to the registration of 1,543,282 shares of Common Stock of the Company.

•	Registration Statement on Form S-3 (No. 333-82089), filed with the Commission on July 1, 1999, pertaining to the registration of 3,811,405 shares of Common Stock of the Company.

On February 4, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Entegris, Inc., a Delaware corporation (“Parent”), and Atomic Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 8:14 AM EDT on April 30, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares of Common Stock of the Company owned by the Company as treasury stock or owned directly by Parent, Merger Sub, ATMI BVBA or any of its subsidiaries or by any wholly-owned subsidiary of the Company, Parent or Merger Sub; Company restricted stock awards; or shares of Common Stock of the Company as to which dissenters’ rights have been properly exercised under Delaware law) was cancelled and converted into the right to receive $34.00 per share in cash, without interest or dividends thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica and Commonwealth of Massachusetts, on April 30, 2014.

ATMI, INC.

By:	/s/ Bertrand Loy
Name: Bertrand Loy
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed by the following persons on April 30, 2014 in the capacities indicated.

Signature	Title

/s/ Bertrand Loy Bertrand Loy	President and Director (Principal Executive Officer)

/s/ Gregory B. Graves Gregory B. Graves	Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer)

/s/ Peter W. Walcott Peter W. Walcott	Senior Vice President, Secretary and Director